Exhibit 23(a)









The Board of Directors
LESCO, Inc.:


We consent to the incorporation by reference in the registration statement Nos. 333-49884, 333-33292, 333-92961, 333-38118, 333-22685, 333-82490, 333-103637 on
Form S-8 of LESCO, Inc. and subsidiaries of our report dated March 11, 2005, with respect to the consolidated balance sheet of LESCO, Inc, and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of LESCO, Inc.


                            /s/ KPMG LLP



March 15, 2005
Cleveland, Ohio